Exhibit 99.1

For more information:

Mike Campbell, 816-842-8181

investorrelations@inergyservices.com

Inergy Reports Record First Quarter Results

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Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (February 6, 2006) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported results of operations for the quarter ended December 31, 2005, the first quarter of fiscal 2006.

Inergy, L.P.

Inergy, L.P. (Inergy) reported Adjusted EBITDA of $60.6 million for the quarter ended December 31, 2005, an increase of $30.4 million, or approximately 100%, over the $30.2 million reported in the first quarter of last year. Net income (excluding the recognition of $16.1 million of non-cash charges from derivative contracts associated with retail propane fixed price sales which previously resulted in a mark-to-market non-cash gain of $19.4 million in fiscal 2005) increased to $26.8 million, or $0.55 per diluted limited partner unit. Net income for the quarter ended December 31, 2004, before a write-off of $7.0 million of deferred financing costs associated with the Star Gas Propane, L.P. acquisition, was $18.0 million, or $0.67 per diluted limited partner unit.

“Once again, our employees have delivered outstanding results,” said John Sherman, President and CEO of Inergy. “We had solid contributions from all of our business units. Recent acquisitions are integrated and performing well, and we continue to achieve our objective of growing cash earnings on behalf of our unitholders.”

As previously announced, the Board of Directors of Inergy’s general partner increased Inergy’s quarterly cash distribution to $0.53 per limited partner unit ($2.12 annually) for the quarter ended December 31, 2005. This represents an approximate 12% increase over the distribution for the same quarter of the prior year. The distribution will be paid on February 14, 2006, to unitholders of record as of February 7, 2006.

Also as previously announced, Inergy closed three acquisitions in the quarter ended December 31, 2005, including Atlas Gas Products, Dowdle Gas, Inc., and Graeber Bros. Inc. in addition to closing on the acquisition of Propane Gas Services in January 2006. All of the acquisitions are expected to be immediately accretive on a distributable cash flow per unit basis.

In the quarter ended December 31, 2005, retail propane gallon sales increased 71% to 125.1 million gallons compared to 73.3 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding the non-cash losses on derivative contracts discussed above, increased to $91.8 million in the quarter ended December 31, 2005, as compared to $49.7 million in the quarter ended December 31, 2004. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $26.5 million in the quarter ended December 31, 2005, as compared to $12.1 million in the prior year.

Gross profit from midstream operations was $10.3 million in the quarter ended December 31, 2005, compared to $2.8 million in the prior year.

For the quarter ended December 31, 2005, operating and administrative expenses were $68.8 million compared to $34.8 million in the same period of fiscal 2005.

Inergy Holdings, L.P.

Inergy Holdings, L.P. the owner of the general partners of Inergy, L.P. closed on its initial public offering of common units on June 24, 2005.

As discussed above, the $0.53 limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $6.5 million with respect to the first fiscal quarter of 2006. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.29 per limited partner unit or $1.16 on an annualized basis. The distribution will be paid on February 14, 2006, to unitholders of record as of February 7, 2006.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast for both companies today, February 6, 2006, to discuss results of operations for the first quarter and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy LP. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 4717500.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our business outlook. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, the demand for high deliverability natural gas storage capacity in the Northeast, our ability to successfully implement our business plan for the Stagecoach facility, the outcome of rate decisions levied by the Federal Energy Regulatory Commission, our ability to generate available cash for distribution to unitholders, the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 31, 2005 and 2004

(in thousands, except per unit data)

	(Unaudited) Three Months Ended December 31,
	2005	2004
Revenues:
Propane	$367,285	$224,476
Other	82,981	32,989

	450,266	257,465
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	285,198	172,643
Other	52,594	20,134

	337,792	192,777

Gross profit	112,474	64,688

Operating and administrative expenses	68,758	34,790
Depreciation and amortization	19,721	8,846

Operating income	23,995	21,052

Other income (expense):
Interest expense, net	(13,143)	(3,469)
Write-off of deferred financing costs (b)	—	(6,990)
Gain/(Loss) on sale of property, plant and equipment	(388)	173
Finance charges	587	236
Other	78	57

Income before income taxes	11,129	11,059

Provision for income taxes	(425)	(58)

Net income	$10,704	$11,001

Net Income allocable to:
Non-Managing General Partner Interest	$3,931	$728
Limited Partner Interest	6,773	10,273

	$10,704	$11,001

Net Income Per Limited Partner Unit:
Basic	$0.17	$0.41
Diluted	$0.16	$0.40

	(Unaudited)
	Three Months Ended December 31,
	2005	2004
Supplemental Information:

Retail gallons sold	125,076	73,307

Outstanding Debt:
Working Capital Facility	$82,500	$51,000
Acquisition Facility	234,000	81,000
Senior Unsecured Notes	421,885	425,000
Other Debt	13,493	10,955

Total Debt	$751,878	$567,955

Total Partners’ Capital	$669,279	$461,432

EBITDA:
Net Income (loss)	$10,704	$11,001
Interest expense, net	13,143	3,469
Write-off of deferred financing costs (b)	—	6,990
Provision for income taxes	425	58
Depreciation and amortization	19,721	8,846

EBITDA (a)	$43,993	$30,364
Non-cash loss on derivative contracts	16,141	—
(Gain) loss on sale of property, plant and equipment	388	(173)
Non-cash compensation expense	51	—

Adjusted EBITDA (a)	$60,573	$30,191

Distributable Cash Flow:
Adjusted EBITDA (a)	$60,573	$30,191
Cash interest expense, net (b)	(12,649)	(3,133)
Maintenance capital expenditures (c)	(738)	(800)
Provision for income taxes	(425)	(58)

Distributable cash flow (d)	$46,761	$26,200

Weighted Average Limited Partner Units Outstanding:

Basic	40,220	25,310
Diluted	41,492	25,874

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense (inclusive of write-off of deferred financing costs, make whole premium charge, less gain from termination of interest rate swap agreement) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with fixed price sales to retail propane customers, (2) non-cash compensation charges for equity compensation, and (3) gains or losses on sales of property, plant and equipment. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA are useful to lenders and investors because of its use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provides useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
(b)	Cash interest expense is net of amortization charges associated with deferred financing costs. Write-off of deferred financing costs for the three months ended December 31, 2004 includes $1.5 million from the early retirement of a bank credit facility and $5.5 million associated with the incurrence and write-off in December 2004 of commitment and funding fees associated with the bridge financing facility utilized in the Star Gas Propane, L.P. acquisition.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating the Partnership’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 31, 2005 and 2004

(in thousands, except per unit data)

	(Unaudited) Three Months Ended December 31,
	2005	2004
Revenues:
Propane	$367,285	$224,476
Other	82,981	32,989

	450,266	257,465
Cost of product sold (excluding depreciation and amortization as shown below)
Propane	285,198	172,643
Other	52,594	20,134

	337,792	192,777

Gross profit	112,474	64,688

Operating and administrative expenses	69,021	34,836
Depreciation and amortization	19,728	8,849

Operating income	23,725	21,003

Other income (expense):
Interest expense, net	(13,609)	(3,762)
Write-off of deferred financing costs (b)	—	(6,990)
Gain/(Loss) on sale of property, plant and equipment	(388)	173
Finance charges	587	236
Other	78	59

Income (loss) before gain on issuance of units in Inergy, L.P., income taxes, and interest of non-controlling partners in Inergy, L.P.’s net (income) loss	10,393	10,719

Gain on issuance of units in Inergy, L.P.	972	15,092
Provision for income taxes	(591)	(1,434)
Interest of non-controlling partners in Inergy, L.P.’s net (income) loss	(6,135)	(9,240)

Net income (loss)	$4,639	$15,137

Net income applicable to redeemable limited partners’ units	—	$631
Net income applicable to limited partners’ units	$4,639	$14,506

	$4,639	$15,137

Net Income (Loss) Per Limited Partner Unit:
Basic	$0.23	$1.06
Diluted	$0.23	$0.94

Weighted average limited partners’ units outstanding:
Basic	20,000	14,320
Diluted	20,224	16,090